SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 23, 2008
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 23, 2008, the Board of Directors (the “Board”) of Leap Wireless International, Inc. (the “Company”) appointed Albin F. Moschner as the Company’s chief operating officer.
     Mr. Moschner has served as the Company’s executive vice president and chief marketing officer since January 2005, having previously served as senior vice president, marketing from September 2004 to January 2005. Before joining the Company, Mr. Moschner was president of Verizon Card Services from December 2000 to November 2003. Prior to joining Verizon, Mr. Moschner was president and chief executive officer of OnePoint Services, Inc. a telecommunications company that he founded and was acquired by Verizon in December 2000. Mr. Moschner was also a principal and the vice chairman of Diba, Inc., a development stage internet software company ultimately bought by Sun Micro Systems in 1997. Mr. Moschner served as senior vice president of operations, a member of the board of directors and ultimately president and CEO of Zenith Electronics from October 1991 to July 1996. Mr. Moschner holds a master’s degree in electrical engineering from Syracuse University and a bachelor’s degree in electrical engineering from the City College of New York.
     In connection with the appointment, Mr. Moschner will receive an annual base salary of $500,000 and is eligible to receive a target performance bonus of 90% of his annual base salary, with bonus payouts based on Company and individual performance. In addition, the Company agreed to grant Mr. Moschner 20,000 restricted shares of the Company’s common stock at a purchase price of $0.0001 per share and options to purchase 25,000 shares of the Company’s common stock pursuant to the Company’s 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, with such awards to be granted following the Company’s release of its financial results for the quarter ended June 30, 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: July 29, 2008
	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President, General Counsel & Secretary